BLACKROCK, INC.

Code of Business Conduct and Ethics

I.     INTRODUCTION

BlackRock, Inc. and its subsidiaries (collectively, “BlackRock” or the “Company”) have maintained a reputation for conducting their business activities in the highest ethical and professional manner. Indeed, BlackRock’s reputation for integrity is one of its most important assets and has been instrumental in its business success. Each BlackRock employee, officer and director —whatever his or her position — is responsible for continuing to uphold these high ethical and professional standards.

This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business activities, practices and procedures. It does not cover every issue that may arise in the course of BlackRock’s many business activities, but it sets out basic principles designed to guide employees, officers and directors of BlackRock. All of our employees, officers and directors must conduct themselves in accordance with this Code, and seek to avoid even the appearance of improper behavior. This Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Any employee who violates the requirements of this Code will be subject to disciplinary action, to the extent permitted by applicable law. If you are in or aware of a situation which you believe may violate or lead to a violation of this Code or other Company policies, you should follow the guidelines described in Section XV of this Code.

II.     COMPLIANCE WITH LAWS AND REGULATIONS

BlackRock’s business activities are subject to extensive governmental regulation and oversight. In particular, as an investment adviser and sponsor of investment companies and other investment products, BlackRock is subject to regulation under numerous US federal and state laws (such as the Investment Advisers Act of 1940, the Investment Company Act of 1940, various state securities laws, ERISA, and the Commodity Exchange Act), as well as the laws and regulations of the other jurisdictions in which we operate. In addition, BlackRock is subject to regulation and oversight, as a public company, by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange and, based on the ownership interest held by the PNC Financial Services Group, Inc. (“PNC”), the Federal Reserve Board. Finally, BlackRock provides services to a wide variety of high profile clients, including the US and by virtue of ownership of a trust bank, the Office of the Comptroller of the Currency and various foreign governments and corporations, so it may be subject to increased scrutiny.

It is, of course, essential that BlackRock comply with the laws and regulations applicable to its business activities. Although you are not expected to know the details of these laws and regulations, it is important to know enough about them to determine when to seek advice from supervisors and BlackRock’s Legal and Compliance Department (“Legal and Compliance”). You must abide by applicable law in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries, states, or provinces. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with your supervisor or Legal and Compliance to determine the appropriate course of action.

To assist in this effort, BlackRock has provided to all employees its Compliance Manual and various policies and procedures which provide guidance for complying with these laws and regulations. In addition, the Company holds information and training sessions, including annual compliance meetings conducted by Legal and Compliance, to assist employees in achieving compliance with the laws and regulations applicable to BlackRock and its activities.

Copyright © 2011 BlackRock, Inc. All rights reserved.	1

In addition, as a public company, BlackRock is required to file periodic reports with the SEC. It is BlackRock’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with applicable rules and regulations in all periodic reports required to be filed by the Company.

III.     CONFLICTS OF INTEREST

Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. A “Conflict of Interest” may arise under various circumstances. A Conflict of Interest arises when a person’s private interest interferes, or even appears to interfere, in some way with the interests of the Company. A conflict situation can arise when an employee, officer or director, or his or her immediate family members sharing the same household takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of Interest arise when an employee, officer or director, or members of his or her immediate family members sharing the same household, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, directors or their immediate family members members sharing the same household may create conflicts of interest.

Conflicts of Interest also arise when a BlackRock employee, officer or director works in some manner for a competitor, client or vendor. Thus, you are not allowed to work for a competitor as a consultant or board member or in any other capacity, except as approved in writing by BlackRock’s General Counsel. In addition, potential Conflicts of Interest may arise between the interests of BlackRock on the one hand and the interests of one or more of its clients on the other hand. As an investment adviser and fiduciary, BlackRock has a duty to act solely in the best interests of its clients and to make full and fair disclosure to its clients.

Conflicts of Interest may not always be clear-cut and it is not possible to describe every situation in which a conflict of interest may arise. Therefore, if you have a question, you should consult your supervisor, the Company’s General Counsel or another member of Legal and Compliance. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or a member of the Legal and Compliance.

IV.     INSIDER TRADING

Employees, officers and directors who have access to confidential information about BlackRock, our clients or issuers in which we invest client assets are not permitted to use or share that information for stock trading purposes or for any other purpose except the proper conduct of our business. All non-public information about BlackRock or any of our clients or issuers should be considered “confidential information.” To use material, non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

In this regard, BlackRock has adopted the BlackRock Insider Trading Policy and the BlackRock Advisory Employee Investment Transaction Policy (“AEITP”). Under the AEITP, BlackRock employees are required to pre-clear all advisory transactions in securities (except for certain exempt securities such as mutual funds and Treasury bills). If you have any questions regarding the use of confidential information or any of the above securities trading policies, please consult a member of Legal and Compliance .

V.     CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors or, in some cases, the General Counsel. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VI.     COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. We should each endeavor to respect the rights of and deal fairly with the Company’s clients, vendors and competitors. No one in the course of conducting BlackRock’s business should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

VII.     ENTERTAINMENT AND GIFTS

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any BlackRock employee, officer, or director, or members of their immediate family members sharing the same household unless it: (i) is unsolicited; (ii) is not a cash gift; (iii) is consistent with customary business practices; (iv) is not excessive in value; (v) cannot be construed as a bribe or payoff; (vi) is given or accepted without obligation; (vii) is not intended to induce or reward improper performance of a function or activity or to obtain or retain business or an advantage in the conduct of business; and (viii) does not violate applicable laws or regulations, including those applicable to persons associated with public or private pension plans, and those regulated by any financial services authority, such as brokers or registered representatives regulated by the Financial Industry Regulatory Authority (“FINRA”). Additional guidance regarding gifts and entertainment is contained in the Policy on Gifts and Entertainment, the Compliance Manual and the BlackRock’s Corporate Travel and Entertainment Policy. Please discuss with your supervisor or a member of Legal and Compliance any gifts or entertainment which you are not certain is appropriate.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the public sector in the United States, the United Kingdom and other countries. There are strict laws that govern providing gifts and entertainment, including meals, transportation and lodging, to public officials. You are prohibited from providing gifts or anything of value to public officials or their employees or members of their families in connection with the Company’s business for the purpose of obtaining or retaining business or a business advantage. For more information, see the section of this Code entitled “Bribery and Corruption” and the Company’s Policy on Anti-Bribery and Corruption.

VIII.     DISCRIMINATION AND HARASSMENT

The diversity of BlackRock’s employees is a tremendous asset. BlackRock is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. In particular, it is BlackRock’s policy to comply with the law by affording equal opportunity to all qualified applicants and existing employees without regard to race, religion, color, national origin, sex, sexual orientation, age, disability, protected veteran status or any other basis that would be in violation of any applicable ordinance or law. All personnel actions, including but not limited to recruitment, selection, hiring, training, transfer, promotion, termination, compensation, and benefits conform to this policy. In addition, BlackRock will not tolerate harassment, bias or other inappropriate conduct on the basis of race, color, religion, national origin, sex, sexual orientation, disability, age, status as a Vietnam-era veteran or any other basis by a manager, supervisor, employee, customer, vendor or visitor that would be in violation of any applicable ordinance or law. BlackRock’s Equal Employment Opportunity Policy and other employment policies are available on the Company’s internal website.

IX.     RECORDKEEPING

The Company requires honest and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since BlackRock is engaged in a variety of financial services activities and is a public company, it is subject to extensive regulations regarding maintenance and retention of books and records. BlackRock’s Record Retention Policy is available on the Company’s internal website.

Generally, all of BlackRock’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to BlackRock’s system of internal controls.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is proper, ask your supervisor or the Finance Department. BlackRock’s Corporate Travel and Entertainment Policy is available on the Company’s internal website.

Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. Finally, in the event of litigation or governmental investigations, please consult Legal and Compliance regarding any specific record-keeping requirements or obligations.

X.     CONFIDENTIALITY

Generally, BlackRock employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its clients, except when disclosure is authorized by the Legal and Compliance or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its clients, if disclosed. It also includes information that clients and other parties have entrusted to us. The obligation to preserve confidential information continues even after employment ends. All employees of BlackRock have signed a Confidentiality and Employment Policy or similar policy which sets forth specific obligations regarding confidential information. Any questions regarding this policy or other issues relating to confidential information should be directed to a member of Legal and Compliance.

XI.     PROTECTION AND PROPER USE OF BLACKROCK ASSETS

You should endeavor to protect BlackRock’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft must immediately be reported to your supervisor or a member of the Legal and Compliance for investigation. Company technology, equipment or other resources should not be used for non-Company business, though incidental personal use may be permitted.

Your obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, systems, software programs, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy, and it could also be illegal and result in civil and/or criminal penalties. BlackRock’s Intellectual Property Policy details each employee’s obligation to protect BlackRock’s intellectual property.

XII.     BRIBERY AND CORRUPTION

BlackRock employees, officers, directors or representatives are prohibited from offering or giving anything of value, directly or indirectly:

(a)	public officials – if the intention is to influence the official and obtain; or

(b)	persons in the private sector – if the purpose is to induce such persons to perform (or reward them for performing) a relevant function or activity improperly.

It is strictly prohibited to make illegal payments to public officials of any country for the purpose of obtaining or retaining business or an advantage in the course of business conduct. See BlackRock’s Policy on Anti-Bribery and Corruption.

Charitable contributions can give rise to breaches of anti-bribery laws. Guidance on these issues is set out in BlackRock’s Policy on Political Contributions and Lobbying.

Additionally, many laws govern contributions to political candidates and parties, as well as the employment of former governmental personnel. Guidance regarding political contributions is contained in BlackRock’s Policy on Political Contributions and Lobbying.

XIII.     DRUGS AND ALCOHOL

The Company prohibits the use, possession or distribution of illegal drugs by employees while employed by BlackRock. Also, the Company prohibits any use of alcohol by employees that might affect their fitness for duty or job performance, the operations of the Company, and/or their security or safety or that of others. For some jurisdictions, newly hired employees may be required to submit to a drug screening test on a timely basis and, where required to submit to the screening, must pass it in order to be employed by BlackRock. For some jurisdictions, a current employee may also be asked to submit to and pass drug screening and alcohol detection tests under certain circumstances.

XIV.     WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Any waiver of this Code for executive officers or directors may be made only by BlackRock’s Board of Directors or a committee of the Board and will be promptly disclosed as required by law or stock exchange regulation.

XV.     REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees must immediately report illegal or unethical behavior to a member of Legal and Compliance who supports your department or a Managing Director within Legal and Compliance. In addition, employees of BlackRock may utilize the Employee Complaint Hotline. The BlackRock intranet homepage contains the link to the hotline toll-free number. Employees may also make a report by completing information set out on a link on BlackRock’s internal website for reporting illegal, unethical or inappropriate business practices or conduct or violations of BlackRock’s compliance policies. Employees are encouraged to provide their name as this information may make it easier for BlackRock to investigate a concern and to provide the employee with protection against retaliation. Employees outside of the European Union may, however, choose to report any concern anonymously. Employees in the European Union may report a concern anonymously if such concern relates to finance, financial crimes, accounting, auditing, falsification of business records, bribery and anti-corruption (or in accordance with further restrictions applicable to a particular EU country).

Reports will be treated confidentially to the extent reasonably possible. Due to certain requirements under data protection laws in Europe, the Company may be obligated to inform the subject of a reported violation in Europe that the report was filed and how he or she may exercise his or her right to access and correct the information regarding the allegation. However, this right to access information does not automatically entitle the subject of the allegation to information identifying the person who reported the allegation.

BlackRock will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment because of a report of misconduct by others made in good faith. Employees are expected to cooperate in internal investigations of misconduct.

The General Counsel of BlackRock will report material violations of this Code or the policies and procedures referenced herein to the Board of Directors of BlackRock (or a committee thereof) and to BlackRock’s Office of the Chairman.

XVI.     COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, seek guidance before acting.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the issue with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager, your Human Resources manager or a member of Legal and Compliance . If you prefer to write, address your concerns to your Human Resources manager or the General Counsel of BlackRock, as appropriate.

•	You may report violations in confidence and without fear of retaliation. The Company does not permit retaliation of any kind against employees for good faith reports of violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

XVII.     ACKNOWLEDGEMENT

Each employee of BlackRock is required to sign a written acknowledgement that he or she has received a copy of this Code, has carefully read the Code and will abide by its terms. A violation of this Code may be cause for significant sanctions including termination of employment, to the extent permitted by applicable law.

Adopted: September 30, 2006

Last Revised: November 10, 2011